Exhibit 99.1

The Middleby Corporation Reports Record First Quarter Results

ELGIN, Ill.--(BUSINESS WIRE)--The Middleby Corporation (NASDAQ:MIDD), a leading worldwide manufacturer of restaurant and foodservice cooking equipment, today reported record net sales and earnings for the first quarter ended March 29, 2008. Net earnings for the first quarter were $13,181,000 or $0.77 per share on net sales of $160,883,000 as compared to the prior year first quarter net earnings of $10,720,000 or $0.64 per share on net sales of $105,695,000.

2008 First Quarter Financial Highlights

  The company completed the acquisition of New Star Holdings, Inc. (“Star”) on December 30, 2007, a leading manufacturer of light duty cooking equipment. As previously announced, Star has annualized revenues of approximately $100 million. The results of Star are reflected in the financial results of the 2008 first quarter.
  The company also recently completed the acquisitions of Giga Grandi Cucine S.r.l. (“Giga”) on April 22, 2008 and FriFri aro SA (“FriFri”) on April 23, 2008. Giga is a leading European manufacturer of ranges, ovens and steam cooking equipment with approximately $25 million in revenues. FriFri is a leading European supplier of frying systems with approximately $10 million in annual revenues. The acquisition of Giga and FriFri were completed subsequent to the first quarter and therefore are not reflected in the reported financial results for the quarter.
  Earnings per share increased 20% to $0.77 from $0.64. Net earnings for the quarter included pretax expense of $1.5 million associated with acquisition accounting adjustments for Star to adjust inventories to fair market value. This adjustment reduced net earnings by $0.9 million or $0.05 per diluted share. Excluding this adjustment earnings per diluted share would have increased 28% to $0.82 per diluted share.
  Net sales rose 52% in the first quarter. The net sales increase reflects the impact of the acquisitions, which accounted for all of the sales growth in the first quarter. Excluding the impact of acquisitions, sales were flat as compared to the prior year first quarter and were comprised of a 2% increase in commercial foodservice equipment sales, offset in part by a 16% reduction in sales at the food processing equipment group. Sales in the first quarter for both segments slowed as a result of delayed purchases as a result of economic conditions. Sales of the food processing group also reflect the normal quarterly variations which occur as a result of the timing of large orders.
  Operating income increased by 38.3% to $26,016,000 from $18,806,000. The increase in operating profits reflects the impact of acquisitions completed over the past year. Operating income as a percentage of sales declined from 17.8% to 16.1%, reflecting the $1.5 million impact of acquisition accounting adjustments at Star, and lower margins at the newly acquired companies as these operations continue to be integrated within Middleby. Excluding the impact of acquisitions, operating income increased to 17.9%, reflecting operating improvements offset in part by increased material costs. Depreciation and amortization included in the 2008 first quarter operating income amounted to $3.5 million, an increase of $2.2 million as compared to the first quarter of 2007. Depreciation and amortization associated with the Star acquisition amounted to $1.7 million in the 2008 first quarter, accounting for the majority of the increase from the prior year period.
  Net interest expense increased to $3,703,000 in the first quarter as compared to $1,244,000 in the prior year quarter due to increased levels of debt to fund acquisition activities.
  Total debt at the end of the 2008 first quarter amounted to $272,657,000 as compared to $96,197,000 at the end of the 2007. Net borrowings were increased during the first three months to fund the acquisition of Star for $188.4 million. Subsequent to end of the first quarter, the company also funded the acquisitions of Giga and FriFri for a combined purchase price of approximately $23.5 million.

Selim A. Bassoul Chairman and Chief Executive Officer said, “We were pleased to report a record first quarter despite a challenging business environment, which resulted in the deferral of purchases by some of our customers. We continued to expand profit margins of our base business during the quarter on flat sales despite rising steel and other material costs.”

Mr. Bassoul commented, “We were pleased with the progress made at Star in the first quarter. We have made progress implementing a variety of purchasing, manufacturing, and cost reduction initiatives focused on improving the profitability at this operation, the benefits which should begin to be reflected in the second half of the year. We anticipate this acquisition will be accretive to earnings in the second half of the year.”

Mr. Bassoul continued, “The results of businesses acquired in fiscal 2007, including Jade Range, MP Equipment, Carter Hoffmann, and Wells Bloomfield, all continue to improve. Operating profit from these acquisitions has more than doubled from the time of acquisition and each one of these acquisitions was accretive to the 2008 first quarter earnings.”

Mr. Bassoul further added, “We are excited about the new additions of Giga and FriFri to our portfolio of leading brands in foodservice. Giga and FriFri provide Middleby with a stronger international presence and, along with our Houno combi-oven line from Denmark, provide Middleby with complete product line of European cooking equipment to compliment our North American based products. We believe this will allow us to continue to accelerate our growth and penetration of the international markets and we plan to continue to build upon our global platform.”

Conference Call

A conference call will be held at 10:00 a.m. Central time on Thursday, May 8 and can be accessed by dialing (800) 367-5339 and providing conference code 46330268 or through the investor relations section of The Middleby Corporation website at www.middleby.com. A digital replay of the call will be available approximately one half hour after its completion and can be accessed by calling (800) 642-1687 and providing code 46330268. A transcript of the call will also be posted to the company's website.

Statements in this press release or otherwise attributable to the Company regarding the Company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the Company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the Company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Carter Hoffmann®, CTX®, frifri®, Giga®, Houno®, Jade®, MagiKitch'n®, Middleby Marshall®, Nu-Vu®, Pitco Frialator®, Southbend®, Toastmaster® and Wells®. The company’s leading equipment brands serving the food processing industry include Alkar®, MP Equipment®, and RapidPak®. The Middleby Corporation was recognized by Business Week as one of the Top 100 Hot Growth Companies of 2007, by Crain’s Chicago Business as one of the Fastest 50 Growth Companies in 2007, and by Forbes as one of the Best Small Companies in 2006.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in 000's, Except Per Share Information)
(Unaudited)

	Three Months Ended
	1st Qtr, 2008	1st Qtr, 2007
Net sales	$160,883	$105,695
Cost of sales	101,981	64,590

Gross profit	58,902	41,105

Selling & distribution expenses	16,245	11,116
General & administrative expenses	16,641	11,183

Income from operations	26,016	18,806

Interest expense and deferred
financing amortization, net	3,703	1,244
Other (income), net	387	(107)

Earnings before income taxes	21,926	17,669

Provision for income taxes	8,745	6,949

Net earnings	$13,181	$10,720

Net earnings per share:

Basic	$0.82	$0.69

Diluted	$0.77	$0.64
Weighted average number shares:

Basic	16,055	15,510

Diluted	17,170	16,740

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000's)
(Unaudited)

	Mar. 29, 2008	Dec. 29, 2007
ASSETS

Cash and cash equivalents	$5,518	$7,463
Accounts receivable, net	83,928	73,090
Inventories, net	81,513	66,438
Prepaid expenses and other	12,571	10,341
Prepaid taxes	16,159	17,986
Current deferred tax assets	15,630	16,643
Total current assets	215,319	191,961

Property, plant and equipment, net	45,883	36,774

Goodwill	211,612	109,814
Other intangibles	125,686	52,522
Deferred tax assets	5,800	16,929
Other assets	2,526	3,079

Total assets	$606,826	$411,079

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current maturities of long-term debt	$2,661	$2,683
Accounts payable	36,904	26,576
Accrued expenses	84,607	95,581
Total current liabilities	124,172	124,840

Long-term debt	269,996	93,514
Other non-current liabilities	15,472	9,813

Stockholders’ equity	197,186	182,912

Total liabilities and stockholders’ equity	$606,826	$411,079

CONTACT:
The Middleby Corporation
Darcy Bretz, Investor and Public Relations,
(847) 429-7756
or
Tim Fitzgerald, Chief Financial Officer,
(847) 429-7744